Exhibit 21.1

LIST OF SUBSIDIARIES

Name of Subsidiary	Jurisdiction of Incorporation or Organization
(Including d/b/a name, if applicable)

American Addiction Centers, Inc.	Nevada

AAC Dallas Outpatient Center, LLC d/b/a Greenhouse Outpatient Center	Delaware

AAC Las Vegas Outpatient Center, LLC d/b/a Desert Hope Outpatient Center	Delaware

ABTCC, Inc.	California

Addiction Labs of America, LLC	Delaware

B&B Holdings Intl LLC	Florida

Hamilton Medically Assisted Treatment Associates, LLC	New Jersey

Leading Edge Recovery Center, LLC	New Jersey

Singer Island Recovery Center LLC d/b/a The Academy	Florida

The Heights Supportive Housing, LLC	New Jersey

Concorde Treatment Center, LLC d/b/a Desert Hope Center	Nevada

Fitrx, LLC	Tennessee

Forterus Health Care Services, Inc.	Delaware

Greenhouse Treatment Center, LLC d/b/a The Greenhouse	Texas

Laguna Treatment Hospital, LLC	Delaware

New Jersey Addiction Treatment Center, LLC d/b/a Sunrise House	Delaware

Oxford Treatment Center, LLC	Delaware

Recovery First of Florida, LLC d/b/a Recovery First	Delaware

RI – Clinical Services, LLC	Delaware

River Oaks Treatment Center, LLC	Delaware

Sagenex Diagnostics Laboratory, LLC	Delaware

San Diego Addiction Treatment Center, Inc.	Delaware

Solutions Treatment Center, LLC	Delaware

Townsend Treatment Center, LLC	Delaware

Women in New Recovery, LLC	Delaware

Behavioral Healthcare Realty, LLC	Delaware

BHR Aliso Viejo Real Estate, LLC	Delaware

BHR Oxford Real Estate, LLC	Delaware

BHR Ringwood Real Estate, LLC	Delaware

Concorde Real Estate, LLC	Nevada

Greenhouse Real Estate, LLC	Texas

The Academy Real Estate, LLC	Delaware

Clinical Revenue Management Services, LLC	Tennessee

Sober Media Group, LLC	Delaware

Referral Solutions Group, LLC	California

Recovery Brands, LLC	California

Substnace.com, LLC	New York

Taj Media, LLC d/b/a RankLab Interactive	California